EXHIBIT 10.1
Steve Jacobs
Offer Terms and Conditions
1.	Position: President and CEO Macau, listed company (ListCo)
a.	Reporting into President and COO LVS or CEO/Chairman LVS

b.	All staff to be direct reports, including EVP/President, Asia Development
2.	Term: 3 years

3.	Base Salary and Annual Bonus
a.	1.3 M base (USD)

b.	50% bonus
i.	25% Achieving annual EBITDAR Performance as submitted and approved by the BOD for Macau

ii.	25% Individual Objectives to be mutually agreed on an annual basis
4.	Equity
a.	500,000 options in LVS to be granted date of hire at FMV. Should there be an IPO of Macau, LVS options to be converted at IPO into sufficient numbers of ListCo options such that the aggregate FMV of ListCo at the IPO list price is equal to the aggregate FMV of the LVS stock being converted. Conversion to be tax free.

b.	Vesting
i.	250,000 shares vest Jan 1, 2010

ii.	125,000 shares vest Jan 1, 2011

iii.	125,000 shares vest Jan 1, 2012
5.	Expat Package
a.	10,000 one time fee to cover moving expenses from Atlanta to HK

b.	Housing Allowance: 12,000 per month, company pays deposit (if required)

c.	Repatriation: Business airfare for employee and dependents, one 20 foot container, company to pay termination fees (if any)

d.	Employee agrees to apply for Full Time Resident Status.
6.	Expense reimbursement/ Business Travel
a.	Full reimbursement of expenses necessary to conduct business in keeping with company and IRS policy

b.	Business travel: Business class or above subject to prevailing company policy
7.	Employee Benefit Plan: Participation in any established plan(s) for senior executives

8.	Vacation and Holidays: 4 weeks per annum, with right to carry over should business demands prevent use

9.	Change of Control: Provision to accelerate vest and terminate not for cause should Sheldon or Miri not be in control of company

10.	Termination:
a.	For Cause — Standard Language

b.	Not For Cause — 1 Year severance, accelerated vest. Right to exercise for 1 year post termination.
Agreed, August 3, 2009